UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

SAFETY SHOT, INC., *Plaintiff*, v. CAPYBARA RESEARCH, IGOR APPELBOOM, and ACCRETIVE CAPITAL LLC d/b/a BENZINGA, *Defendants*.	Civil Action No. 1:23-cv-10728-JSR **[PROPOSED] DEFAULT JUDGMENT**

This matter comes before the Court by motion filed by Plaintiff Safety Shot, Inc. ("Plaintiff") for the entry of final judgment and permanent injunction by default against Defaulting Defendants Capybara Research, Igor Appelboom ("Appelboom," together with Capybara Research, the "Capybara Defendants") and Accretive Capital d/b/a Benzinga ("Benzinga," together with the Capybara Defendants, the "Defaulting Defendants").

This Court, having considered Plaintiff's Motion for Default Judgment, the Declaration of Joseph F. Rose, Esq. in Support of Plaintiff's Motion for Default Judgment, the Declaration of Jarrett Boon in Support of Plaintiff's Motion for Default Judgment, Plaintiff's Complaint, a Certificate of Service executed on December 29, 2023 as to Defendant Accretive Capital d/b/a Benzinga, a Certificate of Service executed on February 21, 2023 as to Defendants Capybara Research and Igor Appelboom, Certificates of Default of the Clerk of the Court as to the Defendants stating that no answer has been filed by Defaulting Defendants in the instant action, and upon all other pleadings and papers on file in this action, it is hereby **ORDERED, ADJUDGED AND DECREED** as follows:

I. The Defaulting Defendants' Liability

On December 8, 2023, Plaintiff Safety Shot, Inc. commenced this action against the Defaulting Defendants with the filing of Plaintiff's Complaint (ECF 1). On December 22, 2023, Plaintiff filed an *ex parte* motion to alternatively serve the Complaint and a proposed summons on the Capybara Defendants via electronic mail pursuant to Fed. R. Civ. P. 4(f)(3). On December 26, 2023, this Court entered an Order granting Plaintiff's first motion for alternative service.

On December 27, 2023, Plaintiff's counsel attempted to serve the Capybara Defendants via electronic mail pursuant to this Court's December 26, 2023 Order. However, due to the Capybara Defendants' deletion of their respective email addresses, service via electronic mail became impracticable. *See* ECF 19.

On January 8, 2024, Plaintiff filed a second motion for alternative service upon the Capybara Defendants by pursuant to Fed. R. Civ. P. 4(f)(3). On January 10, 2024, this Court entered an Order granting Plaintiff's second motion for alternative service permitting Plaintiff to alternatively serve the Capybara Defendants via electronic publication through Capybara Research's X account, by paper publication in the Wall Street Journal, the Brazilian newspaper Valor Econômico and the Cayman Islands newspaper The Cayman Compass and by filing a Form 8-K public disclosure and press release on the U.S. Securities and Exchange Commission's Electronic Data Gathering, Analysis and Retrieval system. On February 21, 2024, Plaintiff filed a certificate of service reflecting the service of its summons and Complaint via a Form 8-K/A and press release upon the Capybara Defendants on February 6, 2024.

Pursuant to Fed. R. Civ. P. 12(a)(1), the Capybara Defendants' time to answer or otherwise move with respect to Plaintiff's Complaint expired on February 27, 2024. No claims or answers have been filed or made in this action by the Capybara Defendants, and the requisite time period to file an answer expired on February 27, 2024. On February 28, 2024, Ruby J. Krajik, the Clerk of the Court for the Southern District of New York, issued a Certificate of Default as to the Capybara Defendants.

Further, a certificate of service showing service upon Benzinga was filed on the docket on December 29, 2023. No claims or answers have been filed or made in this action by Benzinga, and the requisite time period to file an answer expired on January 19, 2024. On January 29, 2024, Ruby J. Krajik, the Clerk of the Court for the Southern District of New York, issued a Certificate of Default against Benzinga. As such, it is hereby

ORDERED, ADJUDGED AND DECREED that pursuant to Fed. R. Civ. P. 55(b)(2), judgment is hereby granted in favor of Plaintiff on all claims properly pled against the Defaulting Defendants in the Complaint.

II. Equitable Relief Awarded

IT IS FURTHER ORDERED, ADJUDGED AND DECREED that the Court has found that Plaintiff has sufficiently pled its claims and sufficiently set forth the basis for which injunctive relief should be awarded in its Complaint and Motion for Default Judgment. Defaulting Defendants, and all persons acting in concert with, under the direction of, or individually in support of Defaulting Defendants (regardless of whether located in the United States or abroad) who receives actual notice of this Order are hereby:

a. Directed to publicly retract, in writing, the article authored by Defaulting Defendants Capybara Research and Igor Appelboom titled *Safety Shot Exposed $SHOT; Boca Raton Snake Oil: Unraveling the Fraud Behind the Drink and Its Dubious Origins* from its website and/or social media accounts;

b. Directed to remove any reference to the article titled *Safety Shot Exposed $SHOT; Boca Raton Snake Oil: Unraveling the Fraud Behind the Drink and Its Dubious Origins* from its website and/or social media accounts;

c. Permanently enjoined and restrained from authoring and/or publishing additional articles referencing the article titled *Safety Shot Exposed $SHOT; Boca Raton Snake Oil: Unraveling the Fraud Behind the Drink and Its Dubious Origins*, except for a public written retraction of any previously published article containing references to the same;

d. Directed to publicly retract, in writing, the article authored by Defaulting Defendant Benzinga titled "*Watching Safety Shot, Inc; Capybara Research Issues Short Report On Co Titled "Safety Shot Exposed $SHOT; Boca Raton Snake Oil: Unraveling The Fraud Behind The Drink And Its Dubious Origins*" from its website and/or social media accounts;

e. Directed to remove any reference to the article titled "*Watching Safety Shot, Inc; Capybara Research Issues Short Report On Co Titled "Safety Shot Exposed $SHOT; Boca Raton Snake Oil: Unraveling The Fraud Behind The Drink And Its Dubious Origins*" from its website and/or social media accounts; and

f. Permanently enjoined and restrained from authoring and/or publishing additional articles referencing the article titled "*Watching Safety Shot, Inc; Capybara Research Issues Short Report On Co Titled "Safety Shot Exposed $SHOT; Boca Raton Snake Oil: Unraveling The Fraud Behind The Drink And Its Dubious Origins*," except for a public written retraction of any previously published article containing references to the same.

III. <u>Miscellaneous Relief</u>

IT IS FURTHER ORDERED, ADJUDGED AND DECREED that any failure to comply with the terms of this Order by Defaulting Defendants, or by any persons acting in concert with, under the direction of, or individually in support of Defaulting Defendants who receives actual notice of this Order, shall be deemed contempt of Court and subject to contempt remedies to be determined by the Court. The Court shall retain jurisdiction over this matter and the parties in order to construe and enforce this Order.

SO ORDERED.

SIGNED this ______ day of ______________, 2024.

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Hon. Jed S. Rakoff
United States District Judge